Exhibit 1

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.  This Agreement may be executed in one or more counterparts.

Date: February 11, 2022

Churchill Sponsor VII LLC
By:	M. Klein Associates, Inc., its manager

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer

M. Klein Associates, Inc.

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer

Michael Klein

By:	/s/ Michael Klein
Name:	Michael Klein